EXHIBIT 10.6

Danielson Holding Corporation
40 Lane Road
Fairfield, New Jersey 07004

January 31,2005

D. E. Shaw Laminar Portfolios, L.L.C.
120 West Forty-Fifth Street
Floor 39, Tower 45
New York, New York 10036

Ladies and Gentlemen:

Reference is hereby made to that certain “Equity Commitment for Rights Offering”, dated the date hereof (the “Equity Commitment”), by and among Danielson Holding Corporation (the “Company”) and D. E. Shaw Laminar Portfolios, L.L.C. (“DES”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Equity Commitment for Rights Offering.

The Company hereby acknowledges and agrees that in the event the rights offering (the “9.25 Offering”) to those certain holders (the “Holders”) of Covanta Energy Corporation’s (“Covanta”) old 9.25% debentures that are entitled to participate in such offering pursuant to Covanta’s reorganization plan, is not consummated prior to the record date for the Rights Offering, the Company agrees to restructure the 9.25 Offering so as to offer additional shares of the Company’s common stock (“Common Stock”) to the Holders that participate in the 9.25 Offering, at the same purchase price as in the Rights Offering, in an amount equal to the numbers of shares of Common Stock that such Holders would have been entitled to purchase in the Rights Offering if the 9.25 Offering was consummated on or prior to the record date for the Rights Offering; provided, however that nothing herein shall obligate the Company to take any actions prior to the closing of the Rights Offering if it would adversely affect the Company’s ability to consummate the Rights Offering. For the avoidance of doubt, nothing herein shall relieve the Company of its obligation to complete the 9.25 Offering.

Miscellaneous.

A.     Neither the Company nor DES may assign any of its rights (nor delegate any of its obligations) under this Letter Agreement without the prior written consent of the other party.

B.     This Letter Agreement may not be amended, modified or changed, in whole or in part, except by an instrument in writing signed by the Company and DES.

C.     Notwithstanding anything to the contrary in this Letter Agreement, this Letter Agreement shall not be construed so as to confer upon any third party any rights pursuant to this Letter Agreement.

If you are in agreement with the foregoing, please sign in the space provided below and return a copy of this Letter Agreement to the Company at the address listed above, attention Timothy Simpson, General Counsel.

DANIELSON HOLDING CORPORATION

By:	/s/ Anthony J. Orlando

Name: Anthony J. Orlando
Title: President & CEO

Agreed:

D. E. SHAW LAMINAR PORTFOLIOS, L.L.C.

By:	/s/ Brandon Baer

Name: Brandon Baer
Title: Authorized Signatory